PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA COMMENCES TENDER OFFER AND
CONSENT SOLICITATION FOR ITS 7% SENIOR NOTES DUE 2014

HUNT VALLEY, MARYLAND – November 8, 2010 – Omega Healthcare Investors, Inc. (NYSE: OHI) announced today that it has commenced a cash tender offer for any and all of its outstanding $310 million aggregate principal amount 7% senior notes due 2014 and a solicitation of consents to certain proposed amendments to the indenture governing the notes.  The proposed amendments would eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture governing the notes.

The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on November 22, 2010, unless extended or earlier terminated.  The tender offer is scheduled to expire at 8:00 a.m., New York City time, on December 8, 2010, unless extended or earlier terminated.

Holders who validly tender their notes and provide their consents to the proposed amendments to the indenture governing the notes before 5:00 p.m., New York City time, on November 22, 2010, unless extended, will be eligible to receive $1,025.83 for each $1,000 principal amount of notes not validly withdrawn (which includes a consent payment of $30.00 per $1,000 principal amount of notes). During the consent solicitation period, holders may not tender their notes without delivering consents or deliver consents without tendering their notes. No consent payments will be made in respect of notes tendered after the expiration of the consent solicitation.

Holders who validly tender their notes after the expiration of the consent solicitation and before 8:00 a.m., New York City time, on December 8, 2010, unless extended, will be eligible to receive $995.83 for each $1,000 principal amount of notes not validly withdrawn.

Holders whose notes are purchased in the tender offer will also receive accrued and unpaid interest from the most recent interest payment date on the notes up to, but not including, the applicable payment date. Holders who validly tender their notes before the expiration of the consent solicitation will be eligible to receive payment on the initial payment date, which is expected to be on or about November 23, 2010.  Holders tendering after the expiration of the consent solicitation and prior to the expiration of the tender offer will be eligible to receive payment on the final payment date, which is expected to be on or about December 8, 2010.

Tendered notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on November 22, 2010, unless extended by the Company and except in certain limited circumstances. Any extension, delay, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement thereof.

The tender offer is subject to the satisfaction of certain conditions, including: (1) receipt of consents to the amendments of the indenture governing the notes from holders of a majority in principal amount of the outstanding notes and execution of a supplemental indenture effecting the proposed amendments, (2) a financing condition and (3) certain other customary conditions.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated November 8, 2010, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the tender offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

Omega has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch,  Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 8, 2010.

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The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2010, Omega owned or held mortgages on 395 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 45,914 licensed beds (44,179 available beds) located in 35 states and operated by 49 third-party healthcare operating companies.  In addition, Omega has one closed facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) Omega’s ability to maintain its status as a real estate investment trust; and (viii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.